Consent of Independent Registered Public Accounting Firm


The Board of Trustees and Shareholders
AllianceBernstein Portfolios:

We consent to the use of our reports, incorporated herein by reference, dated October 22, 2007, for the AllianceBernstein Wealth Appreciation Strategy, AllianceBernstein Balanced Wealth Strategy, AllianceBernstein Wealth Preservation Strategy, AllianceBernstein Tax-Managed Wealth Appreciation Strategy, AllianceBernstein Tax-Managed Balanced Wealth Strategy and AllianceBernstein Tax-Managed Wealth Preservation Strategy as of August 31, 2007 and to the references to our firm under the headings "Financial Highlights" in the Prospectuses, "SHAREHOLDER SERVICES - Statements and Reports', and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/ KPMG LLP

New York, New York
December 26, 2007